Exhibit 10.27
CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM THE VERSION OF THIS EXHIBIT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO PROTECT PERSONAL PRIVACY

December 6, 2023

Ms. Amy D. Horton
[REDACTED]
[REDACTED]

Re: Performance and Retention Bonus

Dear Amy:

It is with great pleasure that I inform you that the Board of Directors of Artivion, Inc. (the “Company”) has approved, upon my recommendation, that you be awarded a performance and retention equity grant in the total amount of $360,000.00. The grant will consist solely of Restricted Stock Units (“RSUs”), 50% of which will vest on the first anniversary of the grant date, and the remaining 50% of which will vest on the second anniversary of the grant date. This grant will be made as soon as reasonably practicable after the date of this letter. The grant is contingent upon your continued good performance and your assistance in transitioning and on-boarding the Company’s new Chief Financial Officer over the coming year, determined in the sole discretion of the Company’s Audit Committee and me. Please note that should you leave the Company at any time for any reason, you will forfeit any portion of the grant that remains unvested as of your last date of employment with the Company.

You have been an exceptional contributor to Artivion in your twenty-five years with the Company, and we look forward to you remaining with us as an exceptional contributor and benefiting from the future successes of the Company.

Please sign below to acknowledge your acceptance of these grants and their terms.

Sincerely,

/s/ J. Patrick Mackin

J. Patrick Mackin
Chairman, President and Chief Executive Officer
Artivion, Inc.

Artivion, Inc.
1655 Roberts Blvd, NW, Kennesaw, GA 30144